UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2010
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2010, the Board of Directors (“Board”) of Caterpillar Inc. (“Company”) unanimously elected Jesse J. Greene, Jr. and Miles D. White, effective as of January 1, 2011, as independent directors of the Board, each with a term expiring at the annual meeting of stockholders in 2011.  A copy of the Company’s press release issued on December 8, 2010, regarding the election of Mr. Greene and Mr. White is filed as Exhibit 99.1 to this Form 8-K and is hereby incorporated herein by reference.

The election of Mr. Greene and Mr. White was not pursuant to any arrangement or understanding between either individual and any third party.  As of the date of this report, none of Mr. Greene, Mr. White or any of their immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Greene and Mr. White will be compensated consistent with previously disclosed compensation programs for non-employee directors and will receive an annual retainer and other stock-based awards as may be approved by the Board.

As previously disclosed in the Corporation’s definitive proxy statement filed on Form DEF 14A with the Securities and Exchange Commission on April 19, 2010, both W. Frank Blount, Chairman of the Governance Committee and the Presiding Director of the Board, and John T. Dillon, Chairman of the Audit Committee of the Board, will retire from the Board on December 31, 2010 pursuant to the Corporation’s Guidelines on Corporate Governance Issues.  These guidelines establish a mandatory retirement age for directors of 72 and provide that a director’s service on the Board terminates on December 31 of the year in which the director reaches 72.

At the December 8, 2010 meeting of the Board, Eugene V. Fife, was unanimously elected as the Chairman of the Governance Committee and as the Presiding Director of the Board and William A. Osborn was elected as Chairman of the Audit Committee of the Board, each effective as of January 1, 2011.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:
99.1	Caterpillar Inc. Press Release dated December 9, 2010

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

December 10, 2010	By:	/s/James B. Buda
James B. Buda
Vice President and Chief Legal Officer